Exhibit 99.1

Executive Contact:	Investor Relations Contacts:
Gary Suttle	Andrea Miner
Chief Executive Officer	Investor Relations Coordinator
Rockford Corporation	Rockford Corporation
(480) 967-3565	(480) 967-3565

Rockford Corporation Announces Third Quarter Fiscal 2004 Results
— Takes Charge for Business Realignment —
— Expects Break-Even Profitability in Fiscal 2005 —

     Tempe, Ariz., November 15, 2004/PRNewswire/ — Rockford Corporation (NASDAQ:ROFO) today reported results for the third quarter, ended September 30th, 2004. Net sales during the quarter increased 6.5% to $41.1 million versus $38.6 million in the year-ago quarter. Rockford believes the increase in sales reflects the continued market acceptance for Rockford’s new product line as well as continued increases in OEM sales.

     Rockford reported a loss of $31.4 million, or $(3.48) per share during the quarter versus a loss of $2.7 million, or $(0.31) per share, during the year-ago quarter. Rockford noted that included in its results were $26.5 million or $(2.94) per share of charges taken as part of the realignment of its business strategy and focus on its core business that Rockford announced during September 2004. Rockford had estimated charges of approximately $25 million when it announced the realignment. The results do not include the gain from the sale of SimpleDevices, Inc., that closed after the end of the quarter.

     Gary Suttle, president and chief executive officer of Rockford said, “The third quarter held few operational surprises. We believe the market for mobile audio products is improving relative to its declines from the previous few years. We continue to make progress in positioning our business to take advantage of an improving marketplace. While there were significant charges associated with putting our realignment plan into action, we believe it will serve us and our shareholders well.”

     Mr. Suttle continued, “Our challenges during the third quarter were strategic. We now have a realignment strategy that will focus on our best opportunities for returning Rockford to profit and establishing a foundation for profitable growth.”

     Gross margin during the third quarter was 11.9% of sales versus the year-ago level of 28.8%. The 2004 margin was affected by a $5.3 million dollar increase in inventory reserves that resulted from the realignment decisions and their effect on inventory values. Excluding the inventory reserve charge the gross margin would have been 24.8% versus the year ago level of 28.8%. This decline was attributable to an increase in warranty and returned goods reserves, the write-off of tooling, and higher costs associated with Rockford’s new products introduced earlier this year.

     Selling, General and Administrative, including R&D expenses were $21.6 million including charges related to the realignment. Excluding realignment related charges, SG&A, including R&D expenses were $15.9 million or 38.5% of revenues, and were in line with Rockford’s expectations. Charges for the quarter include $5.0 million for the write-off of goodwill and additional allowance for doubtful accounts.

     On a comparable basis, inventories at the close of the quarter were $37.3 million versus $46.2 million at the end of the second quarter. This improvement in inventory levels reflects additional reserves for slow moving and obsolete inventory, including for Rockford’s Omnifi inventory and Rockford’s ongoing focus on managing overall inventory levels. Rockford expects to continue this focus in future quarters.

     Our debt at the close of the third quarter was $22.8 versus $25.4 million at the close of the second quarter. The proceeds from the sale of SimpleDevices on October 1, 2004 were used to pay down the Congress facility and the balance at October 31, 2004 was $17.9 million.

     Rockford reported that it has received a waiver for the covenant defaults on its bank loan with Congress Financial reported during the quarter. Those defaults related to missing an EBITDA covenant as well as the voluntary placement of MB Quart GmbH’s German operations into receivership. Additionally, Rockford has received a waiver of the default on the convertible notes that also resulted from the MB Quart GmbH receivership. There are no EBITDA requirements under the agreement for the convertible notes. In connection with the waiver, the terms of the convertible notes, and the associated warrants to purchase Rockford stock, have changed to reduce the price of shares and increase the number of shares that may be issued. Details of the changes are available in a report on Form 8-K that Rockford has filed with the SEC. Rockford noted that it is currently using substantially all of the availability on its revolving credit line and has established action plans to reduce its cash needs and increase alternative financial resources.

     Mr. Suttle concluded, “Next year is the 25th anniversary of our flagship Rockford Fosgate product line. Based on the action plans we have established, we expect to break-even next year and to be profitable thereafter. While the work is hard and change does not come easily, it is the best course for Rockford. We believe our efforts will allow Rockford to retain its role as the market leader in the mobile audio business and, by doing so, will substantially improve the value delivered to our shareholders.”

About Rockford Corporation

     Rockford is a designer, manufacturer and distributor of high-performance audio systems for the mobile, professional, and home theater audio markets. Rockford’s mobile audio products are marketed under the Rockford Fosgate, Lightning Audio, MB Quart and Q-Logic, and Omni-fi brand names. Rockford’s professional audio and home theatre products are marketed under the Hafler, Fosgate Audionics and MB Quart brand names.

Forward-looking Statement Disclosure

     In this press release we make forward-looking statements about the future of our industry, anticipated revenues and earnings, our business strategy, and other matters. When considering our forward-looking statements, you should keep in mind that many significant risks could cause our actual results to vary from our current expectations.

     During the third quarter we placed into production the final significant products delayed in connection with the replacement of our core Rockford-Fosgate product line. By the end of the quarter we had worked through the backlog of orders for almost all of our new products. The production delays prevented us from satisfying all of the demand for our new products and we believe we have lost sales as a result, particularly in international markets. In addition, although it appears that overall demand for aftermarket mobile audio products is stabilizing, it is not clear whether our core consumers are ready to increase their spending on mobile audio.

     As a result of our poor financial performance, the lender on our principal credit facility has restricted the availability on our credit line and we are using substantially all of that availability. As a result, our ability to fund all of our working capital requirements is under stress and we may be forced to reduce our cash needs or seek additional financing. We cannot be sure that additional financing will be available on acceptable terms. If it is not, we cannot be certain that we will be able to carry out our business in accordance with our business plans.

     For a more detailed discussion of the risks we face, please refer to the risk factors and cautionary statements identified in our filings with the Securities and Exchange Commission, including specifically the risk factors identified in exhibit 99.1 to our Annual Report on Form 10-K for the Fiscal Year ended December 31, 2003, filed with the SEC on March 30, 2004. The risk factors noted above, the risk factors discussed in our SEC filings, and other factors that we do not currently anticipate, may cause our sales or earnings to fall below our expectations. Our actual results may differ significantly from those anticipated in our forward-looking statements.

Rockford Corporation
Consolidated Statements of Operations Data, Second Quarter Results

For the Three Months Ended September 30, 2004 and September 30, 2003
($000s omitted except per share amounts)

	Actual
	Three Months Ended
	September 30,
	2004	2003
Net sales	$41,130	$38,561
Cost of goods sold	36,221	27,466

Gross profit	4,909	11,095
Selling, general, and administrative	21,560	13,758

Operating income	(16,651)	(2,663)
Interest and other (income) expense, net	1,580	494

Loss from continuing operations before income taxes	(18,231)	(3,157)
Income tax (benefit) expense	7,195	(1,129)

Loss from continuing operations before minority interest	$(25,426)	(2,028)

Minority Interest	(88)	(212)

Discontinued Operations
Loss from disposal of discontinued operations	(5,676)	—

Loss from discontinued operations, net of taxes	(372)	(917)

Net Income	$(31,386)	$(2,733)

Net loss per common share:
Loss from continuing operations
Basic	$(2.81)	$(0.21)

Diluted	$(2.81)	$(0.21)

Loss from discontinued operations
Basic	$(.67)	$(0.10)
Diluted	$(.67)	$(0.10)
Net loss per common share
Basic	$(3.48)	$(0.31)
Diluted	$(3.48)	$(0.31)
Shares used to calculate net income per share:
Basic	9,026	8,899

Diluted	9,026	8,899

Note:      We have made certain reclassifications to the September 30, 2003, interim financial statements to conform to the September 30, 2004 presentation.

Rockford Corporation

Consolidated Balance Sheets

At September 30, 2004 and December 31, 2003
($000s)

	September 30,	December 31,
	2004	2003
ASSETS
Current assets:
Cash	$—	$477
Accounts receivable, net	32,707	31,090
Inventories, net	37,323	33,287
Prepaid expenses and other current assets	5,582	12,299
Net current assets of discontinued operations	—	3,667

Total current assets	75,612	80,820
Property and equipment, net	10,916	12,894
Goodwill, net	578	5,557
Other long term assets	2,292	1,509
Net long-term assets of discontinued operations	—	5,592
Total assets	$89,398	$106,372

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Bank Overdraft	$634	—
Accounts payable	21,445	8,902
Short term debt and current portion of long term debt[1]	23,372	24,345
Accrued warranty	2,900	4,777
Other accrued liabilities	7,370	4,658
Total current liabilities	55,721	42,682
Notes payable and long-term debt, less current portion	12,066	—
Minority Interest	146	483
Stockholders’ equity:
Common stock	90	90
Additional paid-in-capital	36,753	36,228
Retained Earnings	(15,717)	23,534
Accumulated other comprehensive income / (expense)	339	3,355

[1] The Congress Facility requires that Rockford maintain blocked lock box accounts, whereby Congress takes possession of all cash receipts and these amounts are applied to reduce the debt outstanding. In accordance with EITF 95-22:Balance Sheet Classification of Borrowings Outstanding under Revolving Credit Agreements That Include both a Subjective Acceleration Clause and a Lock-Box Arrangement, the outstanding balance as at June 30, 2004 on the Congress Facility is recorded as short-term.

Total stockholders’ equity	21,465	63,207

Total liabilities and stockholders’ equity	$89,398	$106,372

Note:      We have made certain reclassifications to the December 31, 2003, consolidated balance sheet to conform to the September 30, 2004 presentation.